EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-32177) pertaining to the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan of our report dated June 3, 2005, with respect to the statement of net assets available for benefits of the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Dallas, Texas

June 23, 2006